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                                                                    EXHIBIT 3.31

            [Restated electronically for SEC filing purposes only]

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                        RESORTQUEST INTERNATIONAL, INC.,

         This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 and Section 245 of the Delaware General Corporation Law.

                                  ARTICLE ONE

         The name of the corporation is ResortQuest International, Inc.

                                  ARTICLE TWO

         The address of its registered office is 9 Locokerman Street, Dover, Kent County, Delaware 19901. The name of its registered agent is National Registered Agents, Inc.

                                 ARTICLE THREE

         The purpose for which the corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE FOUR

         The total number of shares of stock which the corporation shall have authority to issue is One Hundred (100) shares of common stock, $.001 par value per share.

                                  ARTICLE FIVE

         The corporation is to have perpetual existence.

                                  ARTICLE SIX

         In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the bylaws of the corporation.

                                 ARTICLE SEVEN

         Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to


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time by the board of directors or in the bylaws of the corporation. Election of directors need not be by written ballot unless the bylaws of the corporation so provide.

                                 ARTICLE EIGHT

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the corporation at the time of such repeal or modification.

                                  ARTICLE NINE

         The corporation shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the Delaware General Corporation Law.

                                  ARTICLE TEN

         The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                                 ARTICLE ELEVEN

         The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, the undersigned has affirmed the statements herein as true, under penalties of perjury, as of the 20th day of November, 2003.


                                        RESORTQUEST INTERNATIONAL, INC.


                                        By: /s/ Carter R. Todd
                                            -----------------------------------
                                            Name:  Carter R. Todd
                                            Title:  Secretary